SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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Ethan Allen Interiors Inc.

(Name of Registrant as Specified In Its Charter)

Sandell Asset Management Corp.

Castlerigg Master Investments Ltd.

Castlerigg International Limited

Castlerigg International Holdings Limited

Castlerigg Offshore Holdings, Ltd.

Castlerigg Active Investment Fund, Ltd.

Castlerigg Active Investment Intermediate Fund, L.P.

Castlerigg Active Investment Master Fund, Ltd.

Castlerigg Equity Event and Arbitrage Fund

Thomas E. Sandell

Edward Glickman

Kathy Herbert

Richard Mansouri

Annelise Osborne

Ken Pilot

Alex Wolf

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 12, 2015

Dear Fellow Stockholder of Ethan Allen:

We are investors, like yourselves, in Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETH). Our firm, Sandell Asset Management Corp. (“Sandell”), is one of the Company’s largest stockholders, having spent well over $40 million of our investors’ money to acquire over 1.5 million shares, or 5.5%, of the total outstanding shares of Ethan Allen. We believe that Ethan Allen shares are worth far more than where they are trading and we are highly concerned by the woeful stock price performance of the Company. As the following graph illustrates, the shares of Ethan Allen are trading below where they were trading 10 years ago:

Source: Bloomberg (as of 7/8/15, the day prior to media reports of private equity interest)

We have sought to engage in dialogue with Ethan Allen in the hopes of devising a strategy that would result in better performance and better stockholder returns for the Company going forward. However, Farooq Kathwari, the Company’s Chairman, CEO and President, has rejected any attempt at reaching a constructive mutual solution aimed at increasing stockholder value.

The Nominees

In order to help address the many problems that have plagued Ethan Allen for so long, we have identified an outstanding group of six highly-qualified individuals that we have nominated as candidates for the Board of Ethan Allen, and we encourage stockholders to vote on the GOLD proxy card in favor of these individuals. The following candidates can bring fresh perspective and new ideas to the Company, with the goal of implementing a comprehensive action plan in order to enhance stockholder value:

  Edward Glickman – Edward Glickman has over 25 years of real estate experience encompassing both operations and finance, having served as President of a multi-billion dollar publicly-traded REIT, the Pennsylvania Real Estate Investment Trust, and currently sits on the board of directors of Equity Commonwealth, a publicly-traded REIT.
  Kathy Herbert – Former Executive Vice President at the $40 billion food and drug retailer Albertson’s, Inc. from 2001 to 2006, Kathy Herbert has 35 years of experience in the retail space and was previously on the board of directors of Covidien, a $10 billion public company, from 2007 to 2012.
  Richard Mansouri – Currently a Managing Director at Sandell, Richard Mansouri has developed specialized knowledge involving situations with an activist or governance-oriented component and has over 20 years of investment experience.
  Annelise Osborne – As Senior Vice President in the Commercial Real Estate Finance Group at Moody’s Investor Service, Annelise Osborne has 16 years of finance experience and a vast breadth of knowledge in real estate, credit, and structured finance.
  Ken Pilot – With over 30 years of experience across all aspects of the retail business, Ken Pilot was formerly President of ABC Carpet & Home from 2010 until May of 2015, which during his leadership saw a doubling of profitability over a three year period and a dramatic increase in comp store sales, as well as President of Gap Global, where he managed a business with revenue in excess of $4 billion.
  Alex Wolf – As a private equity investor since 1997 and as a former Partner/Managing Director in the Private Equity Group at Cerberus Capital Management, L.P. from 2001 to 2012, Alex Wolf has been involved in the acquisition and post-acquisition management of numerous companies across a wide variety of industries.

Setting the Record Straight

In a sign of growing desperation, Ethan Allen has sought to portray the preceding nominees as inexperienced when in reality these candidates clearly have the expertise and highly-relevant skills that are desperately needed at Ethan Allen. You may have seen certain material sent to you by Ethan Allen, including an Investor Presentation dated November 4, 2015 and a Stockholder Presentation dated November 9, 2015, along with a letter to stockholders dated November 9, 2015. We believe this material contains numerous distortions, half-truths, and false statements reflecting the Company’s desperate attempt to distort the facts in the days leading up to Ethan Allen’s 2015 Annual Meeting, which is scheduled for November 24.

False Statement #1 – “Ethan Allen has six independent directors”

Truth – We believe that Ethan Allen is distorting the truth by claiming that six of its directors are “independent.” We reject in the strongest terms the notion that many of Ethan Allen’s directors are independent and believe that the Board of Directors (the “Board”) is in fact rife with conflicted individuals:

  Current Director James W. Schmotter, President Emeritus of Western Connecticut State University (WCSU), was President of WCSU for 11 years, including in March of 2015, which was when Farooq Kathwari, Ethan Allen’s Chairman, CEO and President, and his wife donated $1 million to WCSU. It should be noted that Mr. Kathwari was previously given an honorary degree by WCSU in 2008, during which time Dr. Schmotter was President. These “close ties” between Mr. Kathwari and Mr. Schmotter were also called into question by the Wall Street Journal in a November 11, 2015 article.[1] We believe that James W. Schmotter is highly conflicted and unlikely to hold Mr. Kathwari accountable for his actions.
  Current Director James B. Carlson has been a Partner at the law firm Mayer Brown LLP (“Mayer Brown”) since 1988. Mayer Brown, or a predecessor of Mayer Brown, has done legal work for Ethan Allen dating back to at least 1993. Of note, Mr. Carlson’s own name appears on a letter sent to the SEC on behalf of Ethan Allen in 1997. We are skeptical that Mr. Carlson is going to question the decisions made by Mr. Kathwari, the CEO of a long-time client who has paid an untold amount of fees to Mayer Brown over the years.
  Current Director Clinton A. Clark has been on the Board for over 26 years after first joining in 1989. As noted by the Council of Institutional Investors (CII), a long tenure can affect a director’s “unbiased judgment” and “extended tenure can lead an outside director to think more like an insider.” We are doubtful that someone who has served on the Board for this long can truly be considered independent or can effectively exercise unbiased judgment with respect to decisions made by a long-serving Chairman, CEO and President.
  In a cynical and transparent attempt to belatedly address the over-tenured nature of the Company’s Board, new Directors Domenick Esposito and Tara Stacom were added to the Board of Directors on July 21, 2015 and September 29, 2015, respectively. Coincidentally, September 29, 2015 was the day that Farooq Kathwari was awarded a five-year, extendible to seven years, employment agreement, which was approved by the “independent” members of the Company’s Board of Directors. To our mind this is a troubling reflection of a “business as usual” mentality indicating to us that Mr. Esposito and Ms. Stacom will not serve as a counter-weight to the will of Farooq Kathwari and will have no impact on the way business is conducted at Ethan Allen.

False Statement #2 - “The Company’s stock price has traded in line with its peers”

____________________

[1] http://www.wsj.com/articles/ethan-allens-chief-in-fight-of-his-life-1447184156

Truth – Ethan Allen stockholders have suffered material and sustained stock price underperformance versus a host of its peers as well as the general market over almost every time period analyzed.

  The following matrix is an accurate presentation of just how abysmal the Company’s stock price performance has been versus its own selected peer groups, as well as the broader market:

  Further analysis showing 1-year, 3-year, 5-year, and 10-year underperformance measured across four different end-points is contained on pages 16 and 17 of Sandell’s presentation entitled “Re-Design Ethan Allen: The Case, Candidates and Plan for Change,” and paints as damning a picture.
  Even when Ethan Allen cherry-picks data (see pages 44 and 45 of its Stockholder Presentation dated November 9, 2015), it underperforms a number of its peers over 1 year, 3 years, and 5 years, and Ethan Allen “conveniently” forgets to display its 10 year performance.

False Statement #3 – “Sandell has presented no credible plan or analysis to create value for all stockholders”

Truth – Sandell has presented a comprehensive action plan on pages 46 through 60 in its presentation entitled “Re-Design Ethan Allen: The Case, Candidates and Plan for Change,” which can be found at:

http://www.redesignethanallen.com/content/uploads/2015/11/CaseforChange.pdf

  Sandell has identified at least four value levers targeting an incremental $250 million in revenue opportunities, exclusive of the many re-branding opportunities that we believe are present.
  We contrast this with what we believe are Ethan Allen’s vague and amorphous plans to increase revenue. Furthermore, the Company’s presentation has a complete lack of detail discussing how it intends to generate the revenue denoted in its “Opportunity Scenarios” on page 16 of its Stockholder Presentation dated November 9, 2015.

  Ethan Allen’s stock price is lower now than it was 10 years ago and the metric by which investors measure “value” is a company’s stock price. In 10 years the Company has created no value for its stockholders.

False Statement #4 – “Dividends are quicker and more certain return than share repurchases”

Truth – It is a mathematical fact that every share repurchased at a discount to intrinsic value increases the per share intrinsic value of the remaining shares:

  We find it shocking that Ethan Allen intends to issue debt collateralized by the Company’s real estate for the purpose of paying a special dividend when the Company’s stock is trading below what we believe to be its intrinsic value. We call attention to the Company’s attempt to semantically obfuscate its intentions by referring to a special dividend as “capital returns for stockholders” and “a substantial capital return to stockholders” (see pages 58 and 59 of Ethan Allen’s Stockholder Presentation dated November 9, 2015).
  We believe that the payment of a special dividend is an acknowledgment that Farooq Kathwari wants to take cash out of the Company because he can find no other use of cash that can generate an acceptable rate of return, which is tantamount to saying that Mr. Kathwari believes that Ethan Allen’s stock is not trading at a discount to intrinsic value. This contradicts his public statement claiming that he believes that Ethan Allen could be worth well more than $41 per share in the next two years (see September 19, 2015 article in the Danbury News-Times[2]).
  We believe it is hypocritical in the truest sense of the word that Ethan Allen characterizes Sandell as “short-term” yet intends to pay a special dividend, which is a financial maneuver that does not create sustainable value and is perhaps the embodiment of short-term thinking.

False Statement #5 – Ethan Allen practices “good corporate governance”

Truth – We believe that the many issues plaguing the Company and ultimately responsible for its poor stock price performance can be traced to one root cause, namely poor corporate governance:

•	Ethan Allen has a stale board whose average Director tenure prior to our active engagement with the Company was 14.4 years and it is our belief that the Company’s recent addition of two new Board members is a cynical half-measure with no practical impact on the Company’s policies.

•	The Company’s “dead hand” provision in its Certificate of Incorporation has for 22 years enabled Farooq Kathwari and the Directors who were present in April of 1993, along with their hand-picked successors, to entrench themselves in a manner that undermines the most basic right of stockholders. Only due to our efforts is the Company taking steps to address this issue, 22 years after the fact.

____________________

[2] http://www.newstimes.com/business/article/Ethan-Allen-CEO-says-share-price-is-going-up-6514827.php

•	The lack of disclosed succession plans coupled with the granting of a five-year, extendible to seven years, employment agreement to 71-year old Farooq Kathwari, who serves as not only Chairman and CEO, but also President, is a troubling, existential governance issue that in our opinion illustrates how the Board has failed in perhaps its most critical role of ensuring management continuity.

    Vote “GOLD”

    You may vote by telephone, Internet or by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided. Your vote is extremely important. Please discard any white proxy cards you have received from Ethan Allen. If you have already returned a white proxy card, you can change your vote simply by signing, dating and returning a GOLD proxy card today. Only your latest dated proxy card will be counted.

    Stockholders should not be misled by Ethan Allen’s desperate attempt to distort the truth in the days leading up to Ethan Allen’s 2015 Annual Meeting. Stockholders have been poorly served by the stale and outmoded way of thinking that has characterized the current Board of Directors at Ethan Allen and the Company’s abysmal stock price performance is reflective of this. Vote on the GOLD card to elect a slate of six new, outstanding candidates: Edward Glickman, Kathy Herbert, Richard Mansouri, Annelise Osborne, Ken Pilot, and Alex Wolf. Stockholders are encouraged to access the website entitled “Redesign Ethan Allen,” which is available at www.RedesignEthanAllen.com, for more information.

    We thank stockholders for their support and urge you to vote on the enclosed GOLD proxy card today.

    Sincerely,

    Thomas Sandell, Chief Executive Officer

    Sandell Asset Management Corporation

    About Sandell Asset Management Corp.

    Sandell Asset Management Corp. is a leading private, alternative asset management firm specializing in global corporate event-driven, multi-strategy investing with a strong focus on equity special situations and credit opportunities. Sandell Asset Management Corp. was founded in 1998 by Thomas E. Sandell and has offices in New York and London, including a global staff of investment professionals, traders and infrastructure specialists.

    Contact:

    Sandell Asset Management Corp.

    Adam Hoffman, 212-603-5814

    Okapi Partners LLC

    Bruce Goldfarb, 212-297-0722 or Chuck Garske, 212-297-0724

    Sloane & Company

    Elliot Sloane, 212-446-1860 or Dan Zacchei, 212-446-1882

    Sandell Asset Management Corp., Castlerigg Master Investments Ltd., Castlerigg International Limited, Castlerigg International Holdings Limited, Castlerigg Offshore Holdings, Ltd., Castlerigg Active Investment Fund, Ltd., Castlerigg Active Investment Intermediate Fund, L.P., Castlerigg Active Investment Master Fund, Ltd., Castlerigg Event Driven and Arbitrage Fund, Thomas E. Sandell (collectively, “Sandell”), Edward Glickman, Kathy Herbert, Richard Mansouri, Annelise Osborne, Ken Pilot and Alex Wolf (collectively with Sandell, the “Participants”), have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy card to be used in connection with the solicitation of proxies from the stockholders of Ethan Allen Interiors Inc. (the “Company”) in connection with the Company’s 2015 annual meeting of stockholders. All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card are being furnished to some or all of the Company’s stockholders and are, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/ and at our website at http://www.RedesignEthanAllen.com.

    Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by Sandell Asset Management Corp. with the SEC on November 3, 2015. This document can be obtained free of charge from the sources indicated above.